AMENDED SCHEDULE A
Dated July 28, 2016
to the
DISTRIBUTION AGREEMENT
between
ULTIMUS MANAGERS TRUST
and
ULTIMUS FUND DISTRIBUTORS, LLC

TRUST SERIES

Alambic Small Cap Value Plus Fund
Alambic Small Cap Growth Plus Fund
APEXcm Small/Mid Cap Growth Fund
Barrow Value Opportunity Fund
Barrow Long/Short Opportunity Fund
Blue Current Global Dividend Fund
Castlemaine Emerging Markets Opportunities Fund
Castlemaine Event Drive Fund
Castlemaine Long/Short Fund
Castlemaine Market Neutral Fund
Castlemaine Multi-Strategy Fund
Cincinnati Asset Management Funds: Broad Market Strategic Income Fund
Galapagos Partners Select Equity Fund
HVIA Equity Fund
Ladder Select Bond Fund
Lyrical U.S. Value Equity Fund
Lyrical U.S. Hedged Value Fund
Marshfield Concentrated Opportunity Fund
Ryan Labs Core Bond Fund
Ryan Labs Long Credit Fund
Stralem Equity Fund
Topturn OneEighty Fund
Waycross Long/Short Equity Fund
Wavelength Interest Rate Neutral Fund